MGT CAPITAL INVESTMENTS FILES Patent Infringement LAWSuit AGAINST Caesars entertainmenT, MGM Resorts,

WMS Gaming, PENN NATIONAL GAMING AND ARUZE GAMING

HARRISON, NY - November 2, 2012 - MGT Capital Investments, Inc. (NYSE-MKT: MGT.BC), announced today its majority-owned subsidiary, MGT Gaming, Inc. (“MGT Gaming”), has filed a lawsuit claiming patent infringement against multiple companies believed to be violating MGT Gaming’s United States Patent No. 7,892,088 (“the ‘088 Patent”) entitled "Gaming Device Having a Second Separate Bonusing Event." The ‘088 Patent is directed to a gaming system in which a second game played on an interactive sign is triggered once specific events occur in a first game.

The lawsuit, which was filed today in the United States District Court for the Southern District of Mississippi (Jackson Division), alleges the defendants Caesars Entertainment Corporation (NASDAQ GS: CZR), MGM Resorts International, Inc. (NYSE: MGM), WMS Gaming, Inc. - a subsidiary of WMS Industries, Inc. (NYSE: WMS), Penn National Gaming, Inc. (NASDAQ GS: PENN), and Aruze Gaming America, Inc. either manufacture, sell or lease gaming systems in violation of MGT Gaming’s patent rights, or operate casinos that offer gaming systems in violation of MGT Gaming’s patent rights.

The U. S. Patent and Trademark Office issued the ‘088 Patent in February 2011. The corresponding patent application was filed in October 2001. The entire right, title and interest in the ‘088 patent, and all filed continuation patents, is owned by MGT Gaming, including the right to recover for past damages for any infringement of the patent.  For full patent details, please refer to the Company’s website at www.mgtci.com, or visit www.USPTO.gov.

The allegedly infringing products manufactured, distributed, used, sold and/or offered for sale by defendants include at least those identified under the trade names: "Pirate Battle," "Reel'em In Compete to Win," "Great and Powerful Oz," "Battleship," "Clue," and "Paradise Fishing."

In the Complaint, MGT Gaming is seeking preliminary and permanent injunctions against all defendants enjoining them from any continued acts of patent infringement, as well as to recover damages adequate to compensate for the infringement in an amount to be proven at trial, and to recover, in any event, a reasonable royalty from each defendant for its infringement, trebled, plus interest and costs as fixed by the court.

Robert A. Rowan, Esq. and Joseph S. Presta, Esq. from Nixon & Vanderhye P.C., a nationally recognized IP litigation law firm, are lead counsel for MGT Gaming. The Rowan and Presta trial team previously won one of the top 50 largest jury verdicts in 2007 against Progressive Gaming (formerly known as Mikohn Gaming) in a case tried in the United States District Court for the Southern District of Mississippi.

Commenting on the announcement, Robert Ladd, CEO of MGT Capital Investments, Inc., stated, "We are pleased to see that the gaming industry has embraced our patented technology by embedding it in a number of very successful gaming systems. Moreover, it is gratifying to see that many casino patrons find enjoyment in playing theses casino games. However, we deserve fair compensation for their use of our patent. As the cornerstone of our long-term strategy to create shareholder value, we will vigorously enforce our intellectual property portfolio against infringement."

About MGT Capital Investments, Inc.

MGT and its subsidiaries are engaged in the business of acquiring and monetizing intellectual property rights. MGT Gaming, Inc., a majority-owned subsidiary, owns U. S. Patent No. 7,892,088 that relates to casino gaming systems. In November 2012, MGT Gaming filed a patent infringement suit against Caesars Entertainment Corporation (NASDAQ GS: CZR), MGM Resorts International, Inc. (NYSE: MGM), WMS Gaming, Inc. - a subsidiary of WMS Industries, Inc. (NYSE: WMS), Penn National Gaming, Inc. (NASDAQ GS: PENN), and Aruze Gaming America, Inc. In addition, the Company owns a majority interest in Medicsight, Ltd, a medical technology company with patent ownership, as well as operations in imaging software and hardware devices. The company’s computer-aided detection software assists radiologists with detection of colorectal polyps, and has received regulatory approvals including CE Mark and U. S. FDA clearance.

About Nixon & Vanderhye P.C.

With more than 25 years of excellence, Nixon & Vanderhye P.C. is a uniquely structured law firm comprised of 37 highly skilled and experienced shareholders who provide top quality representation in all aspects of intellectual property law to a widely diverse client base ranging from single inventors to the world's leading companies. As an IP boutique, the firm does not compete based upon size, but rather on expertise and performance; the result of this focus is that N & V has established itself as one of the world's top intellectual property law firms for both patent prosecution and patent litigation. Among other recognition, peers and legal experts have named N & V as one of the top Washington D.C. area firms for handling complex patent litigation matters. More information can be found at www.nixonvan.com

Forward Looking Statements:

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." MGT's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Company Contact:

Robert Traversa, Chief Financial Officer
914-630-7431
rtraversa@mgtci.com

Investor Contact for MGT Capital Investments, Inc.:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

858-361-1786

bprag@delmarconsulting.com

or

Alex Partners, LLC

Scott Wilfong, President

425-242-0891

scott@alexpartnersllc.com

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